UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-67232

11-3618510
(I.R.S. Employer Identification Number)

960 High Road
London N12 9RY, United Kingdom
(Address of principal executive offices) (Zip Code)

011.44.8451087777
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

A. On January 1, 2006, Xfone USA, Inc., the Registrant's wholly owned subsidiary, entered into an Agreement with EBI Comm, Inc. (“EBI”), a privately held Internet Service Provider, to purchase the assets of EBI. EBI is providing a full range of Internet access options for both commercial and residential customers in north Mississippi. Based in Columbus, Mississippi, EBI’s services include Dial-up, DSL, T1 Dedicated Access and Web Hosting. Its customer base, currently numbering approximately 1,500 Internet users, is largely concentrated in the Golden Triangle area, which includes Columbus, West Point and Starkville Mississippi. The acquisition was structured as an asset purchase, providing for Xfone USA to pay EBI total consideration equal to 50% of the monthly collected revenue from the customer base during the first 12 months following completion of the asset purchase. Acquired assets include the customer base and customer lists, trademarks and all related intellectual property, fixed assets and all account receivables. The acquisition is not significant from an accounting perspective.

B. On January 10, 2006 (effective as of January 1, 2006), Xfone USA, Inc., the Registrant's wholly owned subsidiary, entered into an Asset Purchase Agreement with Canufly.net, Inc., (“Canufly.net” or "Seller"), an Internet Service Provider based in Vicksburg, Mississippi, and its principal shareholder, Mr. Michael Nassour. Canufly.net provides residential and business customers with high-speed Internet services and utilizes the facilities-based network of Xfone USA, as an alternative to BellSouth, to provide Internet connectivity to its customers. Canufly.net also provides Internet services through wireless applications. The Registrant closed the transaction contemplated by the Asset Purchase Agreement on January 24, 2006.

The Registrant will pay a total purchase price of up to $710,633.14, payable as follows: $185,000 in cash payable in twelve (12) equal monthly payments of $15,416.66, the first installment was paid at Closing, and the monthly payment will continue to be paid on the last day of the month for the next eleven months. The Registrant, at Closing, paid off the loan with the B&K Bank in the total amount of $255,633.14.. A number of restricted shares of the common stock of the Registrant (“Parent Common Stock”) with an agreed market value of $90,000.00 determined using the average closing price of the Registrant's Common Stock for the ten (10) trading days preceding the trading day immediately prior to the Closing Date, which shall be issued to the Seller’s stockholders on a pro-rata basis based on their respective ownership interest in the Seller as certified by the Seller and Stockholder at Closing. A number of Parent Stock Warrants (as defined herein) with a value of $45,000.00 calculated one day prior to the Closing Date assuming a 90% volatility of the underlying Parent Common Stock pursuant to the Black Scholes option - pricing model, which shall be issued to the stockholders of Seller on a pro-rata basis based on their respective ownership interest in the Seller as certified by the Seller and Stockholder as of the Closing Date.

“Parent Stock Warrants" shall mean warrants convertible on a one to one basis into Parent Common Stock with a term of five (5) years, a strike price that is 10% above the closing price of the Parent Common Stock on the Closing Date and the Parent Common Stock into which the warrant is convertible is restricted stock.

The Agreement further provides that provided that one year from the Closing Date, the monthly revenue from the Transferred Customers is at 85% or more of the December 2005 monthly revenue of the Transferred Customers as set forth in Schedule 3 of the Agreement, then there shall be issued a number of Parent Common Stock with a value equal to $90,000 and Parent Stock Warrants equal in value to $45,000, which Parent Common Stock and Parent Stock Warrants shall be valued as on the same basis the Parent Common Stock and Parent Stock Warrants issued at the Closing Date.

The acquisition is not significant from an accounting perspective.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit 10.70 - Agreement - General Terms and Conditions with EBI Comm, Inc., dated January 1, 2006.

Exhibit 10.71 - Asset Purchase Agreement with Canufly.net, Inc., dated January 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XFONE, INC

Date: January 31, 2006	By:	/s/ Guy Nissenson
Guy Nissenson
President and Chief Executive Officer